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                                                                      EXHIBIT 5



                                 July 29, 1997

ChoicePoint Inc.
1000 Alderman Drive
Alpharetta, Georgia 30005

         Re:      ChoicePoint Inc.
         Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel for ChoicePoint Inc., a Georgia Corporation (the "Company"), in connection with the filing of a Registration Statement under the Securities Act of 1933, as amended, with respect to 7,000,000 shares of the Company's Common Stock, $.10 par value per share, which will be offered pursuant to the ChoicePoint Inc. 1997 Omnibus Stock Incentive Plan and, together with the related interests, the ChoicePoint Inc. 401(k) Profit Sharing Plan (collectively, the "Plans") to be Funded in Part Through:
ChoicePoint Inc. Stock Benefits Trust.

         In rendering this opinion, we have relied upon, among other things, our examination of the Plans and of such records of the Company and certificates of its officers and of public officials as we have deemed necessary. In connection with the filing of such Registration Statement, we are of the opinion that:

         1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Georgia; and

         2. All of the shares and plan interests to be registered have been duly authorized and, when issued in accordance with the terms of the Plans, will be legally issued, fully paid and non-assessable.

         We do hereby consent to the filing of this Opinion with the Securities and Exchange Commission as an exhibit to such Registration Statement.

                                                 Very truly yours,

                                                 /s/ Hunton & Williams
                                                 ---------------------
                                                 Hunton & Williams